OrthoPediatrics Corp. Announces Full-Scale U.S. Launch of Small Stature Scoliosis System

WARSAW, Indiana, December 13, 2018 — OrthoPediatrics Corp. (NASDAQ: KIDS), a company exclusively focused on advancing the field of pediatric orthopedics, announced today the full-scale U.S. launch of its 26th surgical system, the RESPONSE 4.5/5.0mm System following U.S. Food and Drug Administration (FDA) 510(k) clearance in October. The Company’s newest system represents a significant product expansion for physicians to treat complex scoliosis in smaller stature patients at a younger age.

The RESPONSE 4.5/5.0mm System, designed in collaboration with pediatric orthopedic surgeons, builds upon the successful implant and instrument technology of the RESPONSE 5.5/6.0mm System to expand the platform offering. The new small stature scoliosis system offers a hybrid implant technology allowing the option of either a 4.5mm rod in cobalt-chromium or 5.0mm rod in titanium or cobalt-chromium, multiple implant connector options, and innovative, new instrumentation.

Dr. Jonathan Phillips, Pediatric Orthopedic Surgeon & Associate Professor of Orthopedics at University of Central Florida, College of Medicine, served as a design surgeon for the small stature system and commented, “I am excited for the launch of the highly anticipated small stature RESPONSE system from the leader in children’s orthopedic technologies. Conceived to mesh seamlessly with the exceptionally successful RESPONSE system for larger statures, this instrumentation has been designed to serve a unique weight and size demographic in children’s orthopedics and extends the versatility of OrthoPediatrics’ spinal instrumentation options. I look forward to this radical improvement to care for a diverse cohort of the most underserved children.”

RESPONSE™ Spine System
Designed with a complete focus on children, the RESPONSE system offers a simple, technologically advanced system of instruments and implants to treat the distinct needs of pediatric patients with spinal deformities. The system features advanced instrument & implant technology including 1) innovative, low profile screw design including a proprietary set screw thread design for improved fixation and reduced potential for cross threading, and 2) unique pedicle screw head accepts multiple rod diameters in either cobalt chrome or titanium. Additionally, the system has versatile reduction & de-rotation capabilities with rod reducer instrument designed for easy snap on and off 2-in-1 rod reduction instrument enables each surgeon to perform reduction and de-rotation technique of choice and serves as a rod reducer and de-rotator in one.

About OrthoPediatrics Corp.
Founded in 2006, OrthoPediatrics is an orthopedic company focused exclusively on providing a comprehensive product offering to the pediatric orthopedic market to improve the lives of children with orthopedic conditions. OrthoPediatrics currently markets 26 surgical systems that serve three of the largest categories within the pediatric orthopedic market. This offering spans trauma & deformity, scoliosis, and sports medicine/other procedures. OrthoPediatrics’ global sales organization is focused exclusively on pediatric orthopedics and distributes its products in the United States and 38 countries outside the United States.

Investor Contacts
The Ruth Group
Tram Bui / Emma Poalillo
(646) 536-7035 / 7024
tbui@theruthgroup.com / epoalillo@theruthgroup.com